EXHIBIT 4

                AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                      WITH RESPECT TO LONG-TERM DEBT


	The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




				OAKWOOD HOMES CORPORATION



	           		By:	s/C. Michael Kilbourne
			                ______________________
                                        C. Michael Kilbourne
                                        Vice President


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